Exhibit 10.18

BioForm Medical, Inc.

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

Dated: June 28, 2006

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

		Page
7.10	California Corporate Securities Law	18
7.11	Severability	18
7.12	Counterparts	19
7.13	Telecopy Execution and Delivery	19
7.14	Jurisdiction; Venue	19
7.15	Further Assurances	19
7.16	Attorney’s Fees	19
7.17	Waiver of Potential Conflicts of Interest	19
7.18	Jury Trial	19

EXHIBITS

A	Schedule of Investors
B	Amended and Restated Certificate of Incorporation
C	Amended and Restated Investor Rights Agreement
D	Amended and Restated Right of First Refusal and Co-Sale Agreement
E	Schedule of Exceptions
F	Compliance Certificate
G	Secretary’s Certificate
H	Opinion of Counsel to the Company

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BioForm Medical, Inc.

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

This Series D Preferred Stock Purchase Agreement (this “Agreement”) is made as of June 28, 2006, by and among BioForm Medical, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors”).

SECTION 1

Authorization, Sale and Issuance of Series D Preferred Stock

1.1 Authorization. The Company will, prior to the Initial Closing (as defined below), authorize (a) the sale and issuance of up to 4,938,461 shares (the “Shares”) of the Company’s Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred”), having the rights, privileges, preferences and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached hereto as Exhibit B (the “Restated Certificate”) and (b) the reservation of shares of Common Stock for issuance upon conversion of the Shares (the “Conversion Shares”).

1.2 Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, the number of Shares set forth in the column designated “Number of Series D Shares” opposite such Investor’s name on the Schedule of Investors, at a cash purchase price of $3.25 per share (the “Purchase Price”). The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Shares to each Investor is a separate sale and issuance.

SECTION 2

Closing Dates and Delivery

2.1 Closing.

(a) The purchase, sale and issuance of the Shares shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”). The initial Closing (the “Initial Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road, Palo Alto, California 94304, at 4:00 p.m. local time on June 28, 2006, or such other date as the Company and Investors representing a majority of the Shares to be sold in the Initial Closing shall agree.

(b) If less than all of the Shares are sold and issued at the Initial Closing, then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a “Subsequent Closing”), within three (3) months after the Initial

Closing, up to the balance of the unissued Shares to such persons or entities as may be approved by the Company and, if such persons or entities (or their affiliates) are not currently holders of the Company’s Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, by Essex Woodlands Health Ventures Fund VI. Any such sale and issuance in a Subsequent Closing shall be on the same terms and conditions as those contained herein, and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement, the Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit C (the “Rights Agreement”), and the Amended and Restated Right of First Refusal and Co-Sale Agreement in substantially the form attached hereto as Exhibit D (the “Right of First Refusal and Co-Sale Agreement,” and together with this Agreement and the Rights Agreement, the “Agreements”), without the need for an amendment to any of the Agreements except to add such person’s or entity’s name to the appropriate exhibit to such Agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing. Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion.

(c) Immediately after each Subsequent Closing, the Schedule of Investors will be amended to list the Investors purchasing Shares hereunder and the number of Shares issued to each Investor hereunder at each such Closing. The Company will furnish to each Investor copies of the amendments to the Schedule of Investors referred to in the preceding sentence.

2.2 Delivery. At each Closing, the Company will deliver to each Investor in such Closing a certificate registered in such Investor’s name representing the number of Shares that such Investor is purchasing in such Closing against payment of the purchase price therefor as set forth in the column designated “Purchase Price” opposite such Investor’s name on the Schedule of Investors, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, (c) cancellation of indebtedness or (d) any combination of the foregoing. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

SECTION 3

Representations and Warranties of the Company

Except as set forth on the Schedule of Exceptions attached hereto as Exhibit E (the “Schedule of Exceptions”) delivered to each Investor at the Closing, the Company hereby represents and warrants to the Investors that as of the date of the Initial Closing:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Agreements, to issue and sell the Shares and the Conversion Shares and to perform its obligations pursuant to the Agreements and the Restated Certificate. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted (a “Material Adverse Effect”).

3.2 Subsidiaries. Each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing under such laws. None of the Company’s subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in such jurisdiction and in which the failure to qualify as such would have a Material Adverse Effect.

3.3 Capitalization.

(a) Immediately prior to the Initial Closing, the authorized capital stock of the Company will consist of 45,000,000 shares of Common Stock, of which 3,364,827 shares are issued and outstanding and 28,495,612 shares of Preferred Stock (the “Preferred”), 5,412,000 of which are designated Series A Preferred Stock, all of which are issued and outstanding, 9,594,829 of which are designated Series B Preferred Stock, of which 9,158,837 are issued and outstanding, 8,238,783 of which are designated Series C Preferred Stock, all of which are issued and outstanding, and 5,250,000 of which are designated Series D Preferred Stock, none of which are issued and outstanding. The Common Stock and the Preferred shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

(b) The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

(c) The Company has reserved:

(i) the Shares for issuance pursuant to this Agreement;

(ii) 4,938,461 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate for issuance upon conversion of the Shares;

(iii) 22,809,620 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock;

(iv) 1,500,000 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its 2000 Stock Plan, under which options to purchase 67,000 shares are issued and outstanding as of the date of this Agreement and under which 83,167 shares remain available for grant;

(v) 7,000,000 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its 2003 Stock Plan, under which options to purchase 2,619,429 shares are issued and outstanding as of the date of this Agreement and 2,916,377 shares remain available for grant;

(vi) 435,992 shares of Series B Preferred Stock for issuance upon the exercise of outstanding warrants and 435,992 shares of Common Stock for issuance upon conversion of such shares of Series B Preferred Stock, and

(vii) 299,300 shares of Common Stock for issuance upon exercise of outstanding warrants to purchase Common Stock.

(d) The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Certificate. Each series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof, and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Stock.

(e) The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Restated Certificate and applicable law, will be validly issued, fully paid and nonassessable. The Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors; provided, however, that the Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Rights Agreement. Except as set forth in the Rights Agreement, the Shares and the Conversion Shares are not subject to any written preemptive rights or rights of first refusal.

(f) Except for the conversion privileges of the Preferred Stock, the rights provided pursuant to the Rights Agreement and the Right of First Refusal and Co-Sale Agreement or as otherwise described in this Agreement, there are no options, warrants or other rights to purchase any of the Company’s authorized and unissued capital stock.

3.4 Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the Conversion Shares, and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Initial Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions contained in the Rights Agreement may further be limited by applicable laws and principles of public policy.

3.5 Financial Statements. The Company has delivered to counsel for the Investors its audited balance sheet and statement of operations for the year ended June 30, 2005, and its unaudited balance sheet and statement of operations for the nine months ended March 31, 2006 (the “Financial Statements”). The Financial Statements are correct in all material respects and present fairly the financial condition and operating results of the Company as of the date(s) and during the period(s) indicated therein. The audited Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated, except as disclosed therein. The unaudited Financial Statements do not contain additional financial statements and footnotes required under GAAP, and are subject to normal year-end adjustments. There is no liability, contingent or otherwise, not adequately reflected in or reserved against in the Financial Statements which could have a Material Adverse Effect.

3.6 Changes. Since March 31, 2006 there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, that has had a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect;

(c) any waiver by the Company of a material right or of a material debt owed to it;

(d) any material change or amendment to a material agreement by which the Company or any of its assets or properties is bound or subject that has had a Material Adverse Effect;

(e) any loans made by the Company to its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(f) any resignation or termination of any executive officer or key employee of the Company, and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;

(g) any material change in any compensation arrangement or agreement with any employee;

(h) any sale, assignment or transfer of any Intellectual Property (as defined below) or other intangible assets;

(i) any incurrence, satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(l) any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company’s knowledge, any other event or condition of any character which had or is reasonably expected to have a Material Adverse Effect; or

(n) any agreement or commitment by the Company to take any of the actions described in this Section 3.6.

3.7 Material Contracts.

Except for the agreements explicitly contemplated hereby, there are no instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or, to its knowledge, by which it is bound which may involve (i) from the date hereof, obligations of, or payments to, the Company in excess of $150,000 (individually or in the aggregate) (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), (ii) the license of any material Intellectual Property or other proprietary right to or from the Company or (iii) the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s products or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products (each, a “Material Contract”, collectively the “Material Contracts”). To the Company’s knowledge, all of the Material Contracts are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. The Company is not in material default under any of such Material Contracts.

3.8 Intellectual Property.

(a) Ownership. To the knowledge of the Company (without having conducted any special investigation or patent search), the Company owns or possesses or can obtain on commercially reasonable terms sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted, the lack of which could reasonably be expected to have a Material Adverse Effect, without any conflict with or infringement of the rights of others. Except for agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of the Company’s business, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. The Company has not received any written communication alleging that the Company has violated any of the Intellectual Property of any other person or entity.

(b) No Breach by Employees. The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees made prior to their employment by the Company.

3.9 Proprietary Information and Invention Assignment. Each technical and senior managerial employee of the Company has executed a confidential information and invention assignment agreement. No such employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s confidential information and invention assignment agreement. Each consultant to the Company that has had access to the Company’s Intellectual Property has entered into an agreement containing appropriate confidentiality and invention assignment provisions. To the knowledge of the Company, no officer, employee or consultant of the Company is in violation of such confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any other corporation or third party.

3.10 Title to Properties and Assets; Liens. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) above. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

3.11 Compliance with Other Instruments. Except as would not have a Material Adverse Effect, the Company is not in violation of any term of its Certificate of Incorporation or Bylaws,

each as amended to date, or, to the Company’s knowledge, in any respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound. To the Company’s knowledge, the Company is not in violation of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution and delivery of the Agreements by the Company, the performance by the Company of its obligations pursuant to the Agreements, and the issuance of the Shares and the Conversion Shares, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s Certificate of Incorporation or Bylaws, each as amended to date, or any of its agreements, nor, to the Company’s knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.12 Litigation. There are no actions, suits, proceedings, or investigations pending against the Company or its properties (nor has the Company received written notice of any threat thereof) before any court or governmental agency that questions the validity of the Agreements or the right of the Company to enter into them, or the right of the Company to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to the Company, would or could reasonably be expected to have a Material Adverse Effect or result in any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding, or investigation by the Company currently pending.

3.13 Governmental Consent. No consent, order, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares and the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) filing of the Restated Certificate with the office of the Secretary of State of the State of Delaware, (ii) the filing of such notices as may be required under the Securities Act of 1933, as amended (the “Securities Act”) and (iii) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

3.14 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.15 Offering. Subject to the accuracy of the Investors’ representations and warranties in Section 4, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement and the issuance of the Conversion Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.16 Registration and Voting Rights. Except as set forth in the Rights Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.17 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.18 Tax Returns and Payments. The Company has accurately prepared and timely filed all tax returns required to be filed by it with appropriate federal, state and local governmental agencies, except where the failure to do so would not have a Material Adverse Effect. These returns and reports are true and correct in all material respects. The Company has paid all taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of June 30, 2005. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. There are no additional assessments, adjustments, or contingent tax liability (whether federal or state) pending or, to the knowledge of the Company, threatened for any period, and, to the knowledge of the Company, there is no basis for any such assessment, adjustment or contingency.

3.19 Employees. To the Company’s knowledge, there are no strike, labor dispute or union organization activities pending or threatened between it and its employees. To the Company’s knowledge, none of its employees belongs to any union or collective bargaining unit. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee intends to terminate his employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or key employee. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

3.20 Employee Benefit Plans. Neither the Company nor any person or entity that would be an affiliate under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintains or has at any time in the last six years maintained an employee benefit plan within the meaning of ERISA.

3.21 Obligations to Related Parties. No employee, officer, director or, to the Company’s knowledge, stockholder of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit)

to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Company’s Board of Directors and stock purchase agreements approved by the Company’s Board of Directors). To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except in connection with the ownership of stock in publicly-traded companies. To the Company’s knowledge, no employee, officer, director or stockholder, nor any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s employment or ownership of capital stock or other securities of the Company).

3.22 Insurance. The Company has in full force and effect fire and casualty insurance policies sufficient in amount, subject to reasonable deductibles, to allow it to replace any of its properties that might be damaged or destroyed.

3.23 Food, Drug and Cosmetic Act. To the Company’s knowledge, the Company is in compliance with the rules and regulations of the Federal Food, Drug, and Cosmetic Act, as amended, and any other applicable federal or state law, regulation or statute related thereto.

3.24 Environmental and Safety Laws. Except as would not have a Material Adverse Effect, the Company is not in violation of any applicable federal, state or local statute, law, regulation or order relating to the environment or occupational health and safety and no expenditures will be required in order to comply with any such statute, law, regulation or order.

3.25 Manufacturing and Marketing Rights. The Company has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, produce, assemble, distribute, license, market or sell its products.

3.26 Disclosure. The Company has provided the Investors with all information requested by the Investors in connection with their decision to purchase the Shares. Neither this Agreement (including all the exhibits and schedules hereto), the Agreements nor any other documents made or delivered in connection herewith or therewith or with the transactions contemplated hereby or thereby contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. The Company does not represent or warrant that it will achieve any financial projections provided to the Investors and represents only that such projections were prepared in good faith.

SECTION 4

Representations and Warranties of the Investors

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

4.1 No Registration. Such Investor understands that the Shares and the Conversion Shares, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2 Investment Intent. Such Investor is acquiring the Shares and the Conversion Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares or the Conversion Shares.

4.3 Investment Experience. Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor can protect its own interests. Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4 Speculative Nature of Investment. Such Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Shares and the Conversion Shares for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

4.5 Access to Data. Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. Such Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares and the Conversion Shares.

4.6 Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

4.7 Residency. The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Schedule of Investors.

4.8 Rule 144. Such Investor acknowledges that the Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

4.9 No Public Market. Such Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

4.10 Authorization.

(a) Such Investor has all requisite power and authority to execute and deliver the Agreements, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of the Agreements. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b) The Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Rights Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.11 Brokers or Finders. Such Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements.

4.12 Tax Advisors. Such Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

4.13 Legends. Such Investor understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Rights Agreement or under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

SECTION 5

Conditions to Investors’ Obligations to Close

Each Investor’s obligation to purchase the Shares at a Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the applicable Investor purchasing the Shares in such Closing:

5.1 Representations and Warranties. The representations and warranties made by the Company in Section 3 (as modified by the disclosures on the Schedule of Exceptions) shall be true and correct in all material respects as of the date of each Closing.

5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such Closing shall have been performed or complied with in all material respects.

5.3 Blue Sky. The Company shall have obtained all necessary blue sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Conversion Shares.

5.4 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

5.5 Rights Agreement. The Company and the Investors (as defined in the Rights Agreement) sufficient to amend the Original Agreement (as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

5.6 Right of First Refusal and Co-Sale Agreement. The Company, the Stockholders and the Investors (each as defined in the Right of First Refusal and Co-Sale Agreement) sufficient to amend the Original Agreement (as defined in the Right of First Refusal and Co-Sale Agreement) shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.7 Closing Deliverables. With respect to the Initial Closing only, the Company shall have delivered to counsel to the Investors the following:

(a) a certificate executed by the Chief Executive Officer, President or Chief Financial Officer of the Company on behalf of the Company, in substantially the form attached hereto as Exhibit F, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2.

(b) a certificate of the Secretary of State of the State of Delaware, dated as of a date within five days of the date of the Initial Closing, with respect to the good standing of the Company.

(c) a certificate of the Company executed by the Company’s Secretary, in substantially the form attached hereto as Exhibit G, attaching and certifying to the truth and correctness of (1) the Restated Certificate, and (2) the board and stockholder resolutions adopted in connection with the transactions contemplated by this Agreement.

(d) an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, dated as of the Initial Closing, in substantially the form attached hereto as Exhibit H.

5.8 Proceedings and Documents. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement, and all instruments and other documents relating to such transactions, shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have been furnished with such instruments and documents as it shall have reasonably requested.

5.9 Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for the performance by the Company of its obligations pursuant to the Agreements.

SECTION 6

Conditions to Company’s Obligation to Close

The Company’s obligation to sell and issue the Shares at each Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived by the Company:

6.1 Representations and Warranties. The representations and warranties made by the Investors in such Closing in Section 4 shall be true and correct when made and shall be true and correct as of the date of such Closing.

6.2 Covenants. All covenants, agreements and conditions contained in the Agreements to be performed by Investors on or prior to the date of such Closing shall have been performed or complied with in all material respects as of the date of such Closing.

6.3 Compliance with Securities Laws. The Company shall be satisfied that the offer and sale of the Shares and the Conversion Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws (including receipt by the Company of all necessary blue sky law permits and qualifications required by any state, if any).

6.4 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

6.5 Rights Agreement. The Company and the Investors (as defined in the Rights Agreement) sufficient to amend the Original Agreement (as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

6.6 Right of First Refusal and Co-Sale Agreement. The Company, the Stockholders and the Investors (each as defined in the Right of First Refusal and Co-Sale Agreement) sufficient to amend the Original Agreement (as defined in the Right of First Refusal and Co-Sale Agreement) shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

6.7 Consents and Waivers. The Company and the Investors shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreements.

6.8 Proceedings and Documents. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement, and all instruments and other documents relating to such transactions, shall be reasonably satisfactory in form and substance to the Company, and the Company shall have been furnished with such instruments and documents as it shall have reasonably requested.

SECTION 7

Miscellaneous

7.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Investors purchasing shares in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 2.1 without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities. Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any other holder of any Shares or Conversion Shares, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such Shares or Conversion Shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to

BioForm Medical, Inc.

1875 S. Grant St.

Suite 101

San Mateo, CA 94402

Fax: (650) 341-4232

Attn: Chief Executive Officer

or at such other address as the Company shall have furnished to the Investors, with a copy to:

David Saul

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each Investor agrees that such notice may given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, when directed to the electronic mail address set forth on the Schedule of Investors.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

7.4 Brokers or Finders. The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 3.17, and each Investor agrees to indemnify and hold harmless the Company and each other Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company, any other Investor or any of their constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 4.11.

7.5 Expenses. The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however that if the Initial Closing is effected, the Company shall reimburse the reasonable, documented fees of Winstead Sechrest & Minick P.C., counsel for the Investors, in an amount not to exceed $20,000.

7.6 Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby for two years from the date of the Initial Closing.

7.7 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.8 Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.9 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.10 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

7.11 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.13 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.14 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

7.15 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.16 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, all fees, costs and expenses of appeals.

7.17 Waiver of Potential Conflicts of Interest. Each of the Investors and the Company acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) may have represented and may currently represent certain of the Investors. In the course of such representation, WSGR may have come into possession of confidential information relating to such Investors. Each of the Investors and the Company acknowledges that WSGR is representing only the Company in this transaction. Each of the Investors and the Company understands that an affiliate of WSGR may also be an Investor under this Agreement. Pursuant to Rule 3-310 of the Rules of Professional Conduct promulgated by the State Bar of California, an attorney must avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed written consent of all parties affected. By executing this Agreement, each of the Investors and the Company hereby waives any actual or potential conflict of interest which may arise as a result of WSGR’s representation of such persons and entities, WSGR’s possession of such confidential information and the participation by WSGR’s affiliate in the financing. Each of the Investors and the Company represents that it has had the opportunity to consult with independent counsel concerning the giving of this waiver.

7.18 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

BioForm Medical, Inc. a Delaware corporation

By:	/s/ Steve Basta
Steve Basta, President

INVESTOR

By:	*

Name:

Title:

*SIGNATURE PAGE SIGNED BY AND ON BEHALF OF EACH OF THE INVESTORS SHOWN ON EXHIBIT A—SCHEDULE OF INVESTORS

[SIGNATURE PAGE BIOFORM MEDICAL, INC. SERIES D PREFERRED STOCK PURCHASE AGREEMENT]

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Number of Series D Shares	Purchase Price	Date
BIOTECHNOLOGY DEVELOPMENT FUND, IV, L.P. 575 High Street, Suite 201 Palo Alto, CA 94301 Fax: (650) 688-0815	226,582	$736,391.50	6/28/06

BIOTECHNOLOGY DEVELOPMENT FUND, IV, AFFILIATES, L.P. 575 High Street, Suite 201 Palo Alto, CA 94301 Fax: (650) 688-0815	4,188	$13,611.00	6/28/06

BIOASIA CROSSOVER FUND, L.P. 575 High Street, Suite 201 Palo Alto, CA 94301 Fax: (650) 688-0815	230,770	$750,002.50	6/28/06

Essex Woodlands Health Ventures Fund VI, L.P. Attn: Martin P. Sutter 10001 Woodloch Forest Drive Waterway Plaza Two, Suite 175 The Woodlands, TX 77380 Fax: (281) 364-1555 msutter@essexwoodlands.com	3,230,769	$10,499,999.25	6/28/06

WS Investment Company, LLC (2006A) Attn: James Terranova 650 Page Mill Road Palo Alto, CA 94304	6,153	$19,997.25	6/28/06

Investor	Number of Series D Shares	Purchase Price	Date
WS Investment Company, LLC (2006C) Attn: James Terranova 650 Page Mill Road Palo Alto, CA 94304	9,230	$29,997.50	6/28/06

Pinto Technology Ventures, L.P. Attn: Evan S. Melrose, MD 1600 Smith Street Ste 3900 Houston, TX 77002 Fax: (713) 209-7599	1,230,769	$3,999,999.25	7/3/06

Total:	4,938,461	$16,049,998.25

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

[See Exhibit 3.1 of the Company’s S-1 Registration Statement for the Current Amended and

Restated Certificate of Incorporation]

EXHIBIT C

AMENDED & RESTATED

INVESTORS’ RIGHTS AGREEMENT

[See Exhibit 4.2 of the Company’s S-1 Registration Statement for the Current Amended and

Restated Investors’ Rights Agreement]

EXHIBIT D

AMENDED & RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

BIOFORM MEDICAL, INC.

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made as of June 28, 2006, by and among Joseph Lai (“Lai”), individually, and with Helen Lee Lai, as Trustees of the Helen and Joseph Lai Irrevocable Trust (“Trust”) (Lai and the Trust being sometimes referred to as the “Stockholders”), BioForm Medical Inc., a Delaware corporation (the “Company”), and each of the holders or prospective holders of the Company’s Preferred Stock as listed on Schedule A hereto (the “Investors”), by virtue of the execution of this Agreement by the parties sufficient to amend and restate the Amended and Restated Co-sale Agreement dated February 12, 2004 (the “Original Agreement”). This Agreement hereby amends and restates in its entirety the Original Agreement.

RECITALS

A. The Company proposes to sell shares of its Series D Preferred Stock pursuant to that certain Series D Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Purchase Agreement”).

B. The Trust is presently the legal owner of an aggregate of 2,600,000 shares of the outstanding Series A Stock which is convertible into 2,600,000 shares of Common Stock, and Lai is the legal and beneficial owner of 720,100 shares of Common Stock (together with any shares of capital stock hereinafter acquired by or issuable to the Stockholders, the “Stock”).

C. As a condition of entering into the Purchase Agreement, the purchasers of the Series D Preferred Stock have requested that the Company, the Stockholders and the Investors that are parties to the Original Agreement amend and restate the Original Agreement as provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

1.	Sales by Lai or the Trust.

1.1 Restriction on Transfer. The Stockholders shall not transfer, assign, hypothecate, encumber, pledge or other-wise alienate (hereinafter “transfer”) any shares of Stock unless the transfer is made pursuant to a bona fide, signed, written offer (a “Purchase Offer”) from an unrelated third party (an “Offeror”) and unless such Stockholders have previously complied with all provisions of this Section 1. Any transfer not made in accordance with this Section 1 shall be voidable by the Company, and the Company shall not be obligated to treat the transferee in such transaction as a shareholder for any purpose. As used in this Agreement, the term Stock shall mean any shares of capital stock of the Company.

1.2 Right of First Refusal.

(a) Notice Requirement. If any Stockholder seeks to transfer any shares of Stock, whether voluntarily or involuntarily, other than to the Company, such Stockholder (the “Seller”) shall first give written notice of such intention (“Notice of Transfer”) to each Investor and to the Secretary of the Company. The Notice of Transfer shall be accompanied by a copy of the Purchase Offer and shall specify the number of shares of Stock to be transferred (the “Offered Shares”), and state the price and all other terms of the proposed transaction. The Notice of Transfer shall constitute an irrevocable offer to sell the Offered Shares during the periods described below.

(b) Option of Company and Investors. (i) The Company shall have the first right to purchase any or all of the Offered Shares, and the number of Offered Shares available to the Investors shall be reduced by such number of shares of Offered Shares that the Company elects to purchase under this Section 1.2(b). The right may be exercised by a written notice, signed by the Company, to the Stockholder, stating such number of Offered Shares as the Company elects to purchase and by tendering the purchase price therefor. Subject to the prior right of the Company, each Investor shall have an irrevocable right and option exercisable by written notice as hereinafter provided, given within thirty (30) days of Investor’s receipt of a Notice of Transfer and a copy of the related Purchase Offer (the “Option Exercise Period”), to purchase up to that number of the Offered Shares equal to (i) the number of Offered Shares multiplied by (ii) a fraction, the numerator of which is the number of shares of Stock held by such Investor and the denominator of which is the aggregate number of shares of Stock held by all Investors, in accordance with the terms stated in the Notice of Transfer. The right may be exercised by a written notice, signed by such Investor, stating that such Investor desires to purchase some or all of the shares of Stock which such Investor is entitled to purchase (the “Exercise Notice”) and tendering the purchase price therefor. The Exercise Notice shall be delivered to the Seller before expiration of the Option Exercise Period. Failure by any Investor to deliver an Exercise Notice within the Option Exercise Period shall be deemed an irrevocable waiver by such Investor of such Investor’s right to acquire the Offered Shares. Each Investor shall have a right of over-allotment such that if any Investor fails to exercise its option to purchase its portion of the Offered Shares, the Investors that have exercised their options may purchase the non-purchasing Investor’s portion on a pro rata basis by giving written notice to the Seller and the Company within fifteen (15) days (the “Over-Allotment Exercise Period”) from the date that the Seller provides notice of such failure.

(c) Special Provisions Regarding Exchanges. If the Notice of Transfer specifies consideration other than cash, then the Offered Shares may be purchased in cash for the net fair market value of such property, as determined in good faith by an independent appraiser appointed by the Company. All expenses for such independent appraiser shall be borne by such Investor that purchases the Offered Shares, or if none of the Offered Shares are purchased, by the Seller.

(d) Transfer of Shares. If the Company and/or any Investor has elected to purchase not less than the total number of Offered Shares, then the Company and/or such Investor shall effect the purchase of such Offered Shares, including payment of the purchase price to the Seller, not more than ten (10) business days after termination of the expiration of the Option Exercise Period and Over-Allotment Exercise Period, if applicable, and at such time the Seller shall deliver to the Company the certificates representing the Offered Shares to be purchased, each certificate to be properly endorsed for transfer to the Investor. The closing shall then be held on the tenth (10th) business day following termination of the Option Exercise Period and the Over-Allotment

Exercise Period, if applicable. If the Offered Shares are not purchased and paid for within ten (10) business days following the expiration of the Option Exercise Period and the Over-Allotment Exercise Period, if applicable, said Offered Shares may be transferred, at any time within ninety (90) days after the expiration of such ten (10) day period, but only to the transferee identified in, and otherwise in strict accordance with the terms specified in, the Purchase Offer and Notice of Transfer and subject to the co-sale rights of the Investor set forth in Section 1.3. Any transferee shall receive and hold said Offered Shares subject to the right of first refusal set forth in this Section 1.2 and to the right of co-sale set forth in Section 1.3 hereof and must execute and deliver such documents as the Company may request to bind the transferee as a party to this Agreement. If such transfer is not made within said ninety (90) day period, then the restrictions of this Section 1.2 and Section 1.3 hereof shall be reinstated.

(e) Certain Transfers Exempt. Notwithstanding anything else contained in this Section 1.2 to the contrary, the Stockholders shall be permitted to make those transfers set forth in Section 1.4.

(f) Stock Splits, etc. Securities received pursuant to any stock dividend, stock split, recapitalization, or exercise of a conversion right shall be subject to this Section 1.2 to the same extent as the shares of the Company with respect to which they were issued.

1.3 Right of Co-Sale.

(a) General. If all of the shares of Stock specified in the Purchase Offer shall not have been transferred to the Company and/or Investors pursuant to Section 1.2, then the Seller, if it proposes to transfer such remaining shares to the Offeror upon the terms set forth in the Purchase Offer, shall comply with all provisions of this Section 1.3. Any transfer not made in accordance with this Section 1.3 shall be voidable by the Company, and the Company shall not be obligated to treat the transferee in such transaction as a shareholder for any purpose.

(b) Co-Sale Notice. Promptly after the expiration of the Over-Allotment Exercise Period, the Seller shall notify the Investors of the number of shares proposed to be sold to the Offeror pursuant to the terms and conditions of the Purchase Offer (the “Co-Sale Notice”).

(c) Right to Participate. Each Investor shall have the right, exercisable upon written notice to the Seller within fifteen (15) business days after receipt of the Co-Sale Notice, to participate in the Seller’s sale of Stock on the same terms and conditions as specified in the Purchase Offer. To the extent such Investor exercises such right of participation, the number of shares of Stock which the Seller may sell pursuant to such Purchase Offer shall be correspondingly reduced. The right of participation of the Investors shall be subject to the following terms and conditions:

(i) Each Investor may sell all or any part of that number of shares of Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Stock specified in the Co-Sale Notice by (ii) a fraction the numerator of which is the number of shares of Stock at the time owned by such Investor (including any shares purchased pursuant to Section 1.2) and the denominator of which is the combined number of shares of Stock at the time owned by the Trust (including shares transferred to Permitted Transferees but excluding shares sold to the Investor pursuant to Section 1.2) and the Investors (including any shares purchased pursuant to Section 1.2).

(ii) If any Investor fails to elect to participate fully in such sale pursuant to this Section 1.3, the Seller shall give notice in writing or by telephone of such failure to the Investors who did so elect to participate fully (the “Participants”). The Participants shall have five (5) days from the date such notice is given to agree to sell their pro rata share of the unsold portion. For the purposes of this Section 13(c)(ii), a Participant’s pro rata share shall be the ratio of (x) the number of shares of Stock held by such Participant (including any shares purchased pursuant to Section 1.2) to (y) the total number of shares of Stock held by the Participants (including any shares purchased pursuant to Section 1.2) and the Trust (excluding any shares sold pursuant to Section 1.2).

(iii) Each Investor may participate in the sale by delivering to the Seller for transfer to the Offeror one or more certificates, properly endorsed for transfer, which represent:

(A) the number of shares of Common Stock which such Investor elects to sell pursuant to this Section 1.3; or

(B) that number of shares of any class of preferred stock that is at such time convertible into the number of shares of Stock that such Investor elects to sell pursuant to this Section 1.3; provided, however, that if the Offeror objects to the delivery of any class of preferred stock in lieu of Common Stock, such Investor may convert any class of preferred stock held by such Investor and deliver Common Stock as provided in Section 13(c)(iii)(A). The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

(d) Consummation of Sale. The stock certificate or certificates which such Investor delivers to the Seller pursuant to this Section 1.3 shall be transferred by the Seller to the Offeror in consummation of the sale of the Stock pursuant to the terms and conditions specified in the Co-Sale Notice, and the Seller shall promptly thereafter remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such sale. To the extent that any Offeror prohibits such assignment or otherwise refuses to purchase shares from an Investor exercising its participation rights hereunder, the Seller shall not sell to such Offeror any Stock unless and until, simultaneously with such sale the Seller shall purchase such shares from such Investor.

(e) Ongoing Right. The exercise or non-exercise of the rights of the Investors hereunder to participate in one or more sales of Stock made by the Stockholders shall not adversely affect their rights to participate in subsequent Stock sales by the Stockholders subject to Section 1.3 hereof.

1.4 Permitted Exemptions. The rights of the Company and Investors shall not apply to (a) any pledge of Stock made by the Stockholders pursuant to a bona fide loan transaction which creates a mere security interest, (b) any transfer to the Stockholders’ beneficiaries, or (c) any bona fide gift; provided that (i) the Stockholders shall inform the Investors of such pledge, transfer or gift prior to effecting it, and (ii) the pledgee, transferee or donee (collectively, the “Permitted Transferees”) shall furnish the Investors with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Stockholders.

2.	Prohibited Transfers.

2.1 Treatment of Prohibited Transfers. In the event the Stockholders (the “Violating Stockholders”) should sell any Stock in contravention of the rights of the Investors under this Agreement (a “Prohibited Transfer”), the Investors, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Section 2.2, and the Violating Stockholders shall be bound by the applicable provisions of such put option.

2.2 Put Option. In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Violating Stockholders a number of shares of Stock (either directly or through delivery of any class of convertible preferred stock) equal to the number of shares each Investor would have been entitled to transfer to the purchaser in the Prohibited Transfer pursuant to the terms hereof. Such sale shall be made on the following conditions:

(a) The price per share at which the shares are to be sold to the Violating Stockholders shall be equal to the price per share paid by the purchaser to the Violating Stockholders in the Prohibited Transfer. The Violating Stockholders shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under this Agreement.

(b) Within ninety (90) days after the later of the dates on which the Investors (i) received notice from the Violating Stockholders of the Prohibited Transfer, or (ii) otherwise become aware of the Prohibited Transfer, each Investor shall, if exercising the put option created hereby, deliver to the Violating Stockholders the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(c) The Violating Stockholders shall, upon receipt of the certificate or certificates for the shares to be sold by an Investor, pursuant to this Section 2.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 2.2(a), by certified check or bank draft made payable to the order of such Investor.

(d) Notwithstanding the foregoing, any attempt to transfer shares of the Company in violation of Article I hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Investors.

3.	Legended Certificates.

3.1 Legend. Each certificate representing shares of Stock now or hereafter owned by the Stockholders or issued to any Permitted Transferee pursuant to Section 1.4 shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE

TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF PREFERRED STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

3.2 Legend Removal. The Section 3.1 legend shall be removed upon termination of this Agreement in accordance with the provisions of Section 4.1.

4.	Miscellaneous Provisions.

4.1 Termination of Rights. The rights of the Investors under this Agreement and the obligations of the Stockholders with respect to the Investors shall terminate at such time as the Investors shall no longer be the owners of any shares of capital stock of the Company. Unless sooner terminated in accordance with the preceding sentence, this Agreement shall terminate upon the occurrence of any one of the following events: (a) the consummation of an underwritten public offering of the Company’s Common Stock registered under the Securities Act of 1933, as amended; and (b) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of outstanding shares of the Company’s capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary.

4.2 Ownership. The Stockholders represent and warrant that they are the sole legal owners of the shares of Stock and that are subject to this Agreement and that no other person has any interest (other than a community property interest) in such Stock.

4.3 Notices. Unless otherwise provided, any notice required or permitted pursuant to this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) two (2) days after deposit with an overnight delivery service, or (iii) five (5) business days after deposit with the United States Post Office by certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

4.4 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, permitted assigns and legal representatives. Notwithstanding the foregoing sentence, the participation rights of the Investors hereunder, including without limitation the rights described in Section 1.2, 1.3, and 2.2, are only assignable (i) by each of such Investors to any partner or shareholder thereof, or (ii) to an assignee or transferee who acquires all of the shares of any class of preferred stock purchased by the Investors or at least twenty thousand (20,000) shares of preferred stock (or shares of Common Stock issuable upon conversion of such preferred stock or a combination of such preferred stock and Common Stock) (appropriately adjusted for recapitalizations, stock splits and the like).

4.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Amendments. Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by duly authorized representatives of the Company, the holders of a majority of the Common Stock and the holders of a majority of the Preferred Stock (voting together as a single class on an as-converted to Common Stock basis) then held by all Investors and their transferees. Any waiver effected in accordance with this Section 4.6 shall be binding upon Investors, the Stockholders, Permitted Transferee and assignee as described in Section 4.4; provided that, without the consent of the Company, the Stockholders (or any trustees thereof, if applicable) and all holders of a given class of convertible preferred stock then outstanding (counted on an as converted basis), no amendment to this Agreement may be made that (i) modifies this Section 4.6, or (ii) would affect such holders of such class of preferred stock in a disproportionate manner (other than any disproportionate results that are due to a difference in the relative stock ownership in the Company). In no event shall such waiver of any rights hereunder constitute the waiver of such rights in any future instance unless the waiver so specifies in writing. Notwithstanding the foregoing, purchasers of shares of the Company’s Series D Preferred Stock under the Purchase Agreement or an addendum or amendment thereto after the date of the Purchase Agreement may be added as a party to this Agreement as an Investor and shall be entitled to the terms, benefits and conditions of this Agreement by the execution of this Agreement on a signature page to this Agreement.

4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

4.8 Other Obligations of Company. The Company agrees to use its best efforts to enforce the terms of this Agreement, to inform the Investors of any breach hereof and to assist the Investors in the exercise of their rights and performance of their obligations hereunder.

4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first above written.

BioForm Medical, Inc.

By:	/s/ Steve Basta
Steve Basta, President

INVESTOR

By:	*

Name:

Title:

*SIGNATURE PAGE SIGNED BY AND ON BEHALF OF EACH OF THE INVESTORS SHOWN ON SCHEDULE A—INVESTORS

AND EACH OF THE STOCKHOLDERS

[SIGNATURE PAGE TO BIOFORM MEDICAL, INC. A/R ROFR AND CO-SALE AGREEMENT]

Schedule A

INVESTORS

BioAsia Crossover Fund, L.P.	Richard Gabriel and Lucy Gabriel Revocable Trust

Biotechnology Development Fund II, L.P.	Victor S. Lee

Biotechnology Development Fund, L.P.	Pak Chuen Tong

Biotechnology Development Fund IV, L.P.	Daniel Tin Chak Lee, M.D.

Biotechnology Development Fund IV, Affiliates, L.P.	Ken Y. Leung

Veron International Limited	Dennis Choy

Pinto Investment Partners, L.P. (f/ka/) Cockrell Investment Partners, L.P.	Jon Cyganiak Sr.

Teknoinvest VIII KS	Joseph Y.S. Pang

Essex Woodlands Health Ventures Fund VI	George Taylor

Hofung Holdings Limited	John Harland

Red Wood Creek, Ltd.	Chester Wang

Kenson Ventures, LLC	Allan May

Thunderbird Global Limited	Paul J. Tauber and Shawna X. Tauber, Trustees of the Tauber Revocable Trust UTD 09/20/03

Frank Kung, a/t/f the Kung Family Trust	Albert Cha

Anselm Leung, a/t/f the Leung Family Trust	Erik N. Engleman

Edgar D. Engleman, a/t/f the Engleman Family Trust	John J. Lott

JRSL LLC	WS Investment Company, LLC (2006A)

Edgar D. Engleman, a/t/f the Engleman Family Trust	WS Investment Company, LLC (2006C)

EXHIBIT E

BioForm Medical, Inc.

SCHEDULE OF EXCEPTIONS

[Separately Delivered to Investors]

EXHIBIT F

BIOFORM MEDICAL, INC.

COMPLIANCE CERTIFICATE

Pursuant to Section 5.7(a) of the Series D Preferred Stock Purchase Agreement, dated June 28, 2006, by and among BioForm Medical, Inc., a Delaware corporation (the “Company”) and the Investors listed on Exhibit A thereto (the “Agreement”), the undersigned certifies on behalf of the Company as follows:

1. He is the Chief Executive Officer of the Company;

2. The Company has performed or complied with all covenants, agreements and conditions contained in the Agreement to be performed by the Company on or prior to the Closing in all material respects; and

3. Except as set forth in or modified by the Schedule of Exceptions (as defined in the Agreement), the representations and warranties of the Company set forth in Section 3 of the Agreement are true and correct in all material respects as of the date hereof.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, the undersigned has executed this certificate as of June 28, 2006.

BIOFORM MEDICAL, INC.

By:	/s/ Steve Basta
Steve Basta,
Chief Executive Officer

(Compliance Certificate Signature Page)

EXHIBIT G

BIOFORM MEDICAL, INC.

SECRETARY’S CERTIFICATE

Reference is made to that certain Series D Preferred Stock Purchase Agreement (the “Agreement”) dated as of June 28, 2006 by and among BioForm Medical, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the Investors listed on Exhibit A thereto. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. This Certificate is being delivered pursuant to Section 5.7(c) of the Agreement.

I, Gary Mistlin, do hereby certify that I am the Secretary of the Company, and that, as such, I am authorized to execute this certificate on behalf of the Company, and do hereby further certify that:

1. Attached hereto as Exhibit A is a true and complete copy of the resolutions duly adopted by the stockholders of the Company on June 27, 2006 authorizing the transactions contemplated by the Agreement.

2. Attached hereto as Exhibit B is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Company on June 27, 2006 authorizing the transactions contemplated by the Agreement.

3. Attached hereto as Exhibit C is a true and complete copy of the Amended and Restated Certificate of Incorporation of the Company, (the “Certificate”), as amended to date.

4. The resolutions referred to in paragraphs 1 and 2 above were adopted in compliance with the Company’s Amended and Restated Certificate of Incorporation and Bylaws and are in full force and effect as of the date hereof and have not been amended, modified or rescinded.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, the undersigned has executed this certificate as of June 28, 2006.

/s/ Gary Mistlin
Gary Mistlin, Secretary

(Secretary’s Certificate Signature Page)

EXHIBIT H

OPINION OF COUNSEL TO THE COMPANY

June 28, 2006

To the Investors Listed in

Exhibit A to the BioForm Medical, Inc.

Series D Preferred Stock Purchase Agreement

Dated as of June 28, 2006

Ladies and Gentlemen:

Reference is made to the Series D Preferred Stock Purchase Agreement dated as of June 28, 2006 (the “Agreement”), by and among BioForm Medical, Inc., a Delaware corporation (the “Company”), and the persons and entities listed in Exhibit A to the Agreement (the “Investors”), which provides for the issuance by the Company to the Investors of shares of Series D Preferred Stock of the Company (the “Shares”). This opinion is rendered to the Investors pursuant to Section 5.7 of the Agreement, and all terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein. Reference in this opinion to the Agreement excludes any schedule or substantive agreement attached as an exhibit to the Agreement, unless otherwise indicated herein.

We have acted as counsel for the Company in connection with the negotiation of the Agreement, the Rights Agreement, and the Right of First Refusal and Co-Sale Agreement (collectively, the “Transaction Documents”) and the issuance of the Shares. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined originals or copies of such corporate records of the Company, certificates of public officials and such other documents that we consider necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

As used in this opinion, the expression “to our knowledge,” “known to us” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

For purposes of this opinion, we are assuming that the Investors have all requisite power and authority, and have taken any and all necessary corporate or partnership action, to execute and

To the Investors Listed in

Exhibit A to the BioForm Medical, Inc.

Series D Preferred Stock Purchase Agreement

Dated as of June 28, 2006

deliver the Transaction Documents, and we are assuming that the representations and warranties made by the Investors in the Agreement and pursuant thereto are true and correct. We are also assuming that the Investors have purchased the Shares for value and without notice of any adverse claims within the meaning of the California Uniform Commercial Code.

We are members of the Bar of the State of California and we express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California.

In rendering the opinion in paragraph 6 below, we note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors.

The opinions hereinafter expressed are subject to the following additional qualifications:

(a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

(b) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

(c) This opinion is qualified by the limitations imposed by statutes and principles of law and equity that provide that certain covenants and provisions of agreements are unenforceable where such covenants or provisions are unconscionable or contrary to public policy or where enforcement of such covenants or provisions under the circumstances would violate the enforcing party’s implied covenant of good faith and fair dealing;

(d) We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws;

(e) We have assumed that the members of the Company’s Board of Directors and the Company’s stockholders have each satisfied all applicable fiduciary duties in connection with (i) the filing of the Restated Certificate and (ii) the authorization and performance of the Transaction Documents and the transactions contemplated thereunder

To the Investors Listed in

Exhibit A to the BioForm Medical, Inc.

Series D Preferred Stock Purchase Agreement

Dated as of June 28, 2006

(f) We express no opinion as to the accuracy, fairness, and completeness of the information provided by the Company to existing stockholders of the Company in connection with such stockholders’ approval of the transactions; and

(g) We express no opinion as to the enforceability of the indemnification and contribution provisions of the Rights Agreement to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions.

Based upon and subject to the foregoing, and except as set forth in the Schedule of Exceptions to the Agreement, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in the State of California.

2. The Company has all requisite legal and corporate power to execute and deliver the Transaction Documents, to sell and issue the Shares under the Agreement, to issue the Common Stock issuable upon conversion of the Shares and to carry out and perform its obligations under the terms of the Transaction Documents.

3. The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock, of which 3,364,827 shares are issued and outstanding, and 28,495,612 shares of Preferred Stock, 5,412,000 of which are designated Series A Preferred Stock, of which 5,412,000 are issued and outstanding, 9,594,829 of which are designated Series B Preferred Stock, of which 9,158,837 are issued and outstanding, 8,238,783 of which are designated Series C Preferred Stock, all of which are issued or outstanding, and 5,250,000 of which are designated Series D Preferred Stock, none of which are issued or outstanding. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has reserved 8,500,000 shares of Common Stock for issuance under the Company’s 2000 Stock Plan and 2003 Plan (collectively, the “Option Plan”) and 435,992 shares of Series B Preferred Stock and 299,300 shares of Common Stock for issuance upon the exercise of outstanding warrants. The Common Stock issuable upon conversion of the Shares has been duly and validly reserved, and when issued in accordance with the Company’s Certificate of Incorporation, will be validly issued, fully paid and nonassessable. The Shares issued under the Agreement are validly issued, fully paid and nonassessable and free of any liens, encumbrances and preemptive or similar rights contained in the Certificate of Incorporation or Bylaws of the Company, or, to our knowledge,

To the Investors Listed in

Exhibit A to the BioForm Medical, Inc.

Series D Preferred Stock Purchase Agreement

Dated as of June 28, 2006

in any written agreement to which the Company is a party, except as specifically provided in the Agreement; provided, however, that the Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under applicable state and federal securities laws. To our knowledge, except for rights described above, in the Agreement or in the Certificate of Incorporation and except for options granted under the Option Plan, there are no other options, warrants, conversion privileges or other rights in writing presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company, or any other written agreements of the Company to issue any such securities or rights.

4. All corporate action on the part of the Company, its directors, and shareholders necessary for the authorization, execution, and delivery of the Transaction Documents by the Company, the authorization, sale, issuance, and delivery of the Shares (and the Common Stock issuable upon conversion thereof) and the performance by the Company of its obligations under the Transaction Documents has been taken. Each of the Agreement, the Rights Agreement and the Right of First Refusal and Co-Sale Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, and the issuance of the Shares (and the Common Stock issuable upon conversion thereof) do not violate any provision of the Certificate of Incorporation or Bylaws, or any provision of any applicable federal or state law, rule or regulation known to us to be customarily applicable to transactions of this nature. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, and the issuance of the Shares (and the Common Stock issuable upon conversion thereof) do not violate, or constitute a default under, any contract or agreement identified in Schedule A attached to this opinion, or any judgment or decree known to us that is binding upon the Company.

6. Except as identified in the Agreement there are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency nor, to our knowledge, has the Company received any written threat thereof.

7. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Transaction Documents, or the offer, sale, or issuance of the Shares (and the Common Stock issuable upon conversion thereof), or the consummation by the Company of

To the Investors Listed in

Exhibit A to the BioForm Medical, Inc.

Series D Preferred Stock Purchase Agreement

Dated as of June 28, 2006

any other transaction contemplated by the Transaction Documents, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) under the California Corporate Securities Law of 1968, as amended, and other applicable blue sky laws (but excluding jurisdictions outside of the United States) of the offer and sale of the Shares (and the Common Stock issuable upon conversion thereof). The filings referred to above have been accomplished or will be accomplished within fifteen (15) days after the Closing and we are not aware of any proceeding, or threat thereof, which question the validity thereof. Our opinion herein is otherwise subject to the timely and proper completion of all filings and other actions contemplated herein where such filings and actions are to be undertaken on or after the date hereof.

8. Subject to the accuracy of the Investors’ representations in Section 4 of the Agreement, the offer, sale and issuance of the Shares (and the Common Stock issuable upon conversion thereof) in conformity with the terms of the Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

This opinion is furnished to the Investors solely for their benefit in connection with the purchase of the Shares, and may not be relied upon by any other person or for any other purpose without our prior written consent. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may arise or be brought to our attention after the date of this opinion that may alter, affect or modify the opinions expressed herein.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ David J. Saul
David J. Saul

Schedule A

CONTRACTS AND AGREEMENTS

Distribution and Supply Agreement by and between the Company and Boston Scientific Corporation, dated January 30, 2006.

Lease Agreement by and among the Company and Crossroads Associates and ClockTower Associates, dated May 4, 2006.

Sublease Agreement by and between the Company and Bentley World Packaging, LLC, dated June 7, 2006.